UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

TeamStaff, Inc.
(Exact name of registrant as specified in its charter)

NEW JERSEY	0-18492	22-1899798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive Somerset, NJ	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 352-5304

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2010, TeamStaff, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) stating that Nasdaq had granted the Company an additional 180 days to regain compliance with Nasdaq’s $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Listing Rule”). Previously, on June 1, 2010, the Company was notified by Nasdaq that the Company did not satisfy the minimum bid price rule required for continued listing and was provided until November 29, 2010 to achieve compliance. In its November 30, 2010 notification, Nasdaq stated that although the Company had not regained compliance with the Listing Rule, it was eligible for the second grace period since it satisfied the other applicable requirements for continued listing on the Nasdaq Capital Market.

The Company may achieve compliance during the additional 180-day period if the closing bid price of the Company’s common stock is at least a $1.00 per share for a minimum of 10 consecutive business days before May 31, 2011. This notification has no immediate effect on the Company’s listing on the Nasdaq Capital Market or on the trading of the Company’s common stock. If the Company does not regain compliance during the second compliance period, Nasdaq will provide written notice that the Company’s common stock is subject to delisting from The Nasdaq Capital Market. In that event, the Company may appeal such determination to a hearings panel. There can be no guarantee that the Company will be able to regain compliance with the Listing Rule. On December 1, 2010, the Company issued a press release announcing its receipt of Nasdaq’s letter. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)            The following exhibits are filed or furnished herewith.

Exhibit No.	Description of Document

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TEAMSTAFF, INC.

	By:	/s/ Zachary C. Parker
Name: Zachary C. Parker Title: Chief Executive Officer
Date: December 2, 2010

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release

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